Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 29, 2025, relating to the financial statements and financial highlights of LAFFER|TENGLER Equity Income ETF, a series of ETF Opportunities Trust, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Questions and Answers”, “Other Service Providers” and “Appendix B - Financial Highlights of the Target Fund” in the Combined Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 10, 2025